AGRICULTURAL LEASE

STATE OF TEXAS       )
COUNTY OF HOUSTON    )

     This LEASE, between Seven J Stock Farm, Inc., by John R.
Parten, President, hereinafter called OWNER, and Wayne Dyches, hereinafter designated OPERATOR, unless otherwise indicated.

                      W I T N E S S E T H :
     That OWNER, for and in consideration of the agreements hereinafter set forth, to be kept, performed and observed by OPERATOR, has demised and leased to OPERATOR the following four
(4) tracts situated in Houston County, Texas, to-wit:
          (1) That certain two hundred twenty-nine (229) acres, more or less, tract or parcel of land known as the PRAIRIE FIELD tract;
          (2) That certain two hundred twenty (220) acres, more or less, tract or parcel of land known as the LOWER BOTTOM NORTH tract (200 acres of which is irrigated land);
          (3) That certain two hundred sixty-four (264) acres, more or less, tract or parcel of land known as the LOWER BOTTOM SOUTH tract, (200 acres of which is irrigated land); and
          (4) That certain one hundred eighty-three (183) acres, more or less, tract or parcel of land known as the EAST RICE FIELD tract, (160 acres of which is irrigated land).
              TO HAVE AND TO HOLD the above described premises for the sole purpose of cultivating and producing cotton, legumes and grain crops thereon and therefrom with all the privileges and appurtenances belonging to same, unto the OPERATOR for the crop years 2003 through 2007, terminating on the date the 2007 crops have been harvested.
     (1) OPERATOR agrees to pay to OWNER as annual rental, the sum of thirty-five dollars ($35) per acre for the non-irrigated land leased herein. The calculation of the annual rental is attached as Exhibit 'A'. The rental for each year shall be due on May 1.
     (2) OPERATOR agrees to pay to OWNER as annual rental, the sum of sixty dollars ($60) per acre for the irrigated land leased herein. The calculation of the annual rental is attached as Exhibit 'A'. The rental for each year shall be due on May 1.
     (3) OPERATOR agrees that cotton, legumes and grain, and no other crop, shall be planted or cultivated upon the hereinabove-described premises.
     (4)  [INTENTIONALLY LEFT BLANK]
     (5)  [INTENTIONALLY LEFT BLANK]
     (6)  [INTENTIONALLY LEFT BLANK]
     (7) OPERATOR agrees, at his sole expense, to maintain and repair all buildings, if any, fences, gates, water lines and other improvements upon said premises, or which may at any time during such term be erected thereon.
     (8) OPERATOR furthermore agrees to maintain at his expense, the existing drainage system on the demised premises and every part thereof in as good repair and condition as the same are now in ordinary wear excepted.
     (9) OPERATOR agrees, and shall be obligated, to maintain a neat appearance on and over the leased premises and agrees to remove all containers and waste material necessarily resulting from the agricultural operations immediately after the use thereof.
     (10) OPERATOR agrees to hold harmless and unconditionally indemnify OWNER against and from all liability including but not limited to costs, expenses, claims and damages which for any reason may be asserted against OWNER at any time as a consequence of the application of insect poison or herbicides by OPERATOR, whether applied aerially or by conventional means or methods.
     (11)OPERATOR shall have the right of ingress and egress through and across OWNER'S property along routes to be designated by OWNER and such right of ingress and egress shall be limited to OPERATOR, unless otherwise mutually agreed between OWNER and OPERATOR.
     (12) OPERATOR shall not have the right to hunt, fish or otherwise use the leased premises except for the specific agricultural use designated herein.
     (13) OPERATOR shall not sublet or assign this lease, or any part thereof, or any rights granted thereunder unless the written consent of the OWNER is first obtained thereto.
     (14) OWNER and OPERATOR agree that this lease may be continued on an annual basis for an additional two (2) year period after the expiration of the primary term provided herein unless terminated upon written notice by either party.
     (15) OPERATOR agrees and is hereby obligated to deliver peaceably to OWNER, whenever this lease shall terminate, the said premises and every part thereof in as good repair and condition as the same are now in, loss by fire, storm or ordinary wear excepted.
     (16)  The addresses of the parties are as follows:
           OWNER:    Seven J Stock Farm, Inc.
                     Rt. 2, Box 251
                     Crockett, TX  75835
                     Attention:  Joel Hazlett
                    (936)624-3100

          OPERATOR:  Wayne Dyches
                     RT 3, BOX 231-D
                     Crockett, TX  75835
                     (936)545-9211
     (17) OPERATOR agrees to pay to OWNER its proportionate 11% share of levee and drainage ditch maintenance and the cost of maintaining and operating the two(2) pumping stations.
     (18) OWNER has installed a pivot sprinkler system on the Lower Bottom Field covering approximately 400 acres, and a movable pivot sprinkler system on the East Rice Field covering approximately 160 acres in two sets. OPERATOR shall have the right to use the irrigation systems on the following basis:
               (a)  OPERATOR, at its sole cost and expense,
          shall maintain and operate the Lower Bottom Field well, pumping system, and pivot system during the growing season. The OPERATOR will leave the system at the end of the lease term in as good or better condition as he received it at the beginning of the lease term, normal wear and tear excepted.
               (b) OWNER shall be responsible for any down-hole repairs to the Lower Bottom Field water well.
               (c) OPERATOR shall have free use of water from OWNER'S Lower Bottom Field well.
               (d) OPERATOR shall purchase fuel gas for the Lower Bottom Field pump from OWNER?S affiliate at agricultural rates.
               (e)  OPERATOR, at its sole cost and expense,
          shall maintain and operate the East Rice Field pivot system during the growing season. The OPERATOR will leave the system at the end of the lease term in as good or better condition as he received it at the beginning of the lease term, normal wear and tear excepted.
               (f) OWNER shall provide water to the East Rice Field pivot system from its underground pecan irrigation system at a sufficient pressure to operate the pivot. OWNER will make a fair allocation of capacity between the East Rice Field pivot system and the other irrigation requirements of the system from the water and pressure available.
               (g) OPERATOR will pay to OWNER a pumping charge equal to his pro-rata share of the pumping cost, based on gallonage, for the East Rice Field pivot system.

          If OPERATOR fails to pay the rental for any year by the May 1 due date, OWNER may serve notice of lease cancellation on OPERATOR. If OPERATOR fails to make the lease payment within 30 days of the date of the notice, OWNER may, in addition to his other remedies, declare this lease terminated and take immediate possession of the property.
          It is further agreed that the OPERATOR'S obligations under the terms and provisions of this lease shall be and are hereby secured by a lien upon all the property that OPERATOR may now or hereafter have upon the premises.

          WITNESS our hands in Duplicate Originals, this _____ day of________________, 2002.


OWNER:                         OPERATOR:
  SEVEN J STOCK FARM, INC.


By_________________________         ___________________________
  John R. Parten, President         WAYNE DYCHES



STATE OF TEXAS       )
COUNTY OF HARRIS     )

          Before me, the undersigned authority, on this day personally appeared John R. Parten, known to me to be the person whose name is subscribed to the foregoing instrument, as President of SEVEN J STOCK FARM, INC., and acknowledged to me that he executed the same for the purposes and consideration therein expressed and in the capacity therein stated.
          Given under my hand and seal of office this ____ day of ______________, 2002.

My Commission Expires:              _____________________________
                                    Notary Public in and for
_______________________             The State of Texas




STATE OF TEXAS       )
COUNTY OF HOUSTON    )

          Before me, the undersigned authority, on this day personally appeared Wayne Dyches, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.
          Given under my hand and seal of office this ____ day of ______________, 2002

My Commission Expires:                ___________________________
                                      Notary Public in and for
_________________________             The State of Texas


Exhibit 'A'

Field                    Acres     Irrigated Acres    Dry Acres
Prarie Field               229            0              229
Lower Bottom North         220           200              20
Lower Bottom South         264           200              64
Rice Field                 183           160              23

Total                     896           560             336

        otal Rental     $45,360        $33,600         $11,760

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